PUT AND PURCHASE AGREEMENT
(AL II Holdings - 14 Operating Facilities and 5 Development Facilities)

1. PARTIES. This Put and Purchase Agreement ("Agreement") is entered into as of March ______, 1999 by and between Daniel R. Baty, individually and on behalf of his marital community ("Obligor") and AL II Holdings LLC, a Delaware limited liability company ("AL II Holdings"), AL Investors II LLC, a Delaware limited liability company ("AL Investors II") and AL Investors Development LLC, a Delaware limited liability company ("AL Investors Development"). AL Investors II is executing this Agreement for itself and as the sole managing member on behalf of fourteen (14) of the Facility Entities which will own an Operating Facility or in cases where the Facility Entity is a limited partnership, as sole managing member on behalf of the general partner thereof, and AL Investors Development is executing this Agreement for itself and as the sole managing member on behalf of five (5) of the Facility Entities which will own a Development Facility, all as set forth on and identified on Exhibit A ("Facility Entities" and each a "Facility Entity"). All capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A.

2. FACTS

2.1 Acquisition of Facilities.  Concurrently herewith:

     (a) AL Investors II and/or its Affiliates are entering into the following agreements to acquire the fourteen (14) Operating Facilities:

          (i) Purchase and Sale Agreement ("Operating Facilities Purchase Agreement") with Meditrust Company LLC, successor by merger to Meditrust Acquisition Corporation (collectively "Meditrust") relating to the acquisition of the fourteen (14) Operating Facilities identified on Exhibit A (collectively, the "Operating Facilities").

          (ii) Supplemental Purchase Agreement ("Operating Facilities Supplemental Agreement") with Emeritus Corporation ("Emeritus") and certain of its Affiliates relating to certain additional terms and conditions in connection with the purchase of the Operating Facilities.

          (iii) Management Agreement with Option to Purchase with Emeritus, Emeritus Management I LP, Emeritus Management LLC and certain other Emeritus Affiliates (collectively "Managers") ("AL II Operating Management Agreement") pursuant to which the Managers will manage the Operating Facilities and pursuant to which Emeritus has the option to purchase the Operating Facilities ("Operating Purchase Option") as more particularly set forth therein.


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

          (iv) Guaranty of Management Agreement ("Operating Facilities Guaranty Agreement") with Emeritus pursuant to which Emeritus guarantees the obligations of Managers under the AL II Operating Management Agreement as more particularly set forth therein.

          (v) Licensing Indemnity Agreement for Operating Facilities.

     (b) AL Investors Development and/or its Affiliates are entering into the following agreements:

          (i) Purchase and Sale Agreement ("Development Facilities Purchase Agreement") with Meditrust relating to the acquisition of the five (5) Development Facilities identified on Exhibit A (collectively, the "Development Facilities").

          (ii) Supplemental Purchase Agreement ("Development Facilities Supplemental Agreement") with Emeritus and certain of its Affiliates relating to certain additional terms and conditions in connection with the purchase of the Development Facilities.

          (iii) Management Agreement with Option to Purchase with Emeritus, Emeritus Management I LP, Emeritus Management LLC and certain other Emeritus Affiliates (collectively "Managers") ("AL II Development Management Agreement") pursuant to which the Managers will manage the Development Facilities and fund certain Operating Deficits of the Facilities and pursuant to which Emeritus has the option to purchase the Development Facilities (together with the Operating Purchase Option, the "Purchase Options") as more particularly set forth therein.

          (iv) Guaranty of Management Agreement and Shortfall Funding Agreement ("Development Facilities Guaranty Agreement") with Emeritus pursuant to which Emeritus guarantees the obligations of Managers under the AL II Development Management Agreement and agrees to fund certain Operating Deficits of the Facilities as more particularly set forth therein.

          (v) Licensing Indemnity Agreement for the Development Facilities.

Collectively, the above-referenced agreements in (a) and (b) are referred to herein as the "Related Agreements" and the Operating Facilities Purchase Agreement, the Development Facilities Purchase Agreement, the Operating Facilities Supplemental Agreement, and the Development Facilities Supplemental Agreement are collectively referred to herein as the "Purchase Agreements." The Operating Facilities and the Development Facilities are collectively referred to herein as the


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

Facilities. The AL II Development Management Agreement and the AL II Operating Management Agreement are collectively referred to herein as the Management Agreements.

2.2 Financing of the Facilities. In connection with the Purchase Agreements, AL Investors II and AL Investors Development have each created a Facility Entity for the purpose of taking title to each Facility pursuant to the Purchase Agreements. The fourteen (14) Operating Facilities to be purchased by the Facility Entities pursuant to the Purchase Agreements will close simultaneously and be financed in part by the Initial Senior Loan/Operating Facilities and the Initial Junior Loan. The five (5) Development Facilities may close as they are completed and be financed in part by the Initial Senior Loan/Development Facilities and the Initial Junior Loan.

2.3 Consideration. Obligor acknowledges that he is an officer and major shareholder of Emeritus and as such he is directly and materially benefited by AL II Holdings and its Affiliates entering into the Related Agreements. Obligor acknowledges that Emeritus is the parent company of the Affiliates of Emeritus that previously leased the Facilities from Meditrust and owned the Facilities and is the parent company of the Managers that will manage the Facilities, and as such, Emeritus is directly and materially benefited by AL II Holdings, AL Investors II, AL Investors Development and the Facility Entities entering into the Related Agreements. In consideration of AL II Holdings and its Affiliates entering into the Related Agreements, the mutual covenants herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Obligor has entered into this Agreement. Obligor acknowledges and agrees that AL II Holdings and its Affiliates would not have entered into the Related Agreements without Obligor having executed and delivered this Agreement.

3. PUT OF FACILITIES

3.1 Exercise of Put. AL II Holdings and the applicable Facility Entities shall have the right to require Obligor to purchase certain of the Facilities specified by AL II Holdings and the applicable Facility Entities as provided below and upon the terms and conditions of this Agreement upon the occurrence of any of the following events ("Triggering Events" and each a "Triggering Event"):

     (a) If Emeritus has not exercised both of the Purchase Options (as defined in the Management Agreements) to purchase all of the Facilities on or before one hundred eighty (180) days prior to expiration of the Initial Term of the Management Agreements as provided for in Section 13 of the Management Agreements.

     (b) If Emeritus timely exercises both of the Purchase Options (as defined in the Management Agreements) to purchase all of the Facilities but thereafter fails to close either or both in accordance with the terms of the Management Agreements, time being of the essence with respect to such purchase.

     (c) If there should be an Event of Default under the terms of either or both of the Management Agreements by Emeritus or Managers.

     (d) If Obligor has failed to satisfy the requirements of Section 3.11 below.

     (e) If there has been a Change in Control not approved in writing by AL II Holdings and the Initial Junior Lender, which approval may be given or withheld in their sole discretion.

Obligor shall give written notice of the occurrence of any Triggering Event to AL II Holdings, but failure to give such notice shall not affect Obligor's obligations under this Agreement. Upon occurrence of any one or more of the Triggering Events, AL II Holdings may require Obligor to purchase four (4) of the Facilities with respect to Triggering Events (a), (b), (c) and (d) and six
(6) of the Facilities with respect to Triggering Event (e), all on the terms and conditions of this Agreement. The designation of which four (4) or six (6) Facilities Obligor shall be obligated to purchase shall be in AL II Holdings' sole, absolute and unfettered discretion and may be selected from the Operating Facilities, the Development Facilities, or both. Obligor acknowledges that such designations are likely to include those Facilities that are least desirable or of the lowest relative value. AL II Holdings shall provide written notification to Obligator ("Put Notice") specifying the Facilities Obligor is required to purchase ("Put Facilities" and each a "Put Facility"), the purchase price for each Put Facility calculated in accordance with Section 3.4, and the amount of the Deposit required by Section 3.5. AL II Holdings may give the Put Notice to Obligor at any time after the Triggering Event but in any event prior to sixty
(60) days after the later of: (a) AL II Holdings has acquired actual knowledge that a Triggering Event has occurred, pursuant to written notice from Obligor or otherwise, or (b) one hundred eighty (180) days prior to the expiration of Initial Term of the Management Agreements. The closing on this purchase by Obligor on the Put Facilities shall occur within ninety (90) days after the delivery of the Put Notice to Obligor ("Put Purchase Date"). Obligor shall be absolutely and unconditionally obligated to purchase the Put Facilities in accordance with the Put Notice on the Put Purchase Date. In the event that Emeritus has exercised the Purchase Option pursuant to the terms of the AL Management Agreement, but has not exercised the Purchase Options pursuant to the Management Agreements, then the number of Put Facilities which AL II Holdings shall be entitled to designate pursuant to this Section shall be increased by four (4), i.e., AL II Holdings shall be entitled to require Obligor to purchase eight (8) of the Facilities with respect to Triggering Events (a), (b), (c) and
(d) and ten (10) of the Facilities with respect to Triggering Event (e).

3.2 Option in Favor of Obligor. If AL II Holdings has delivered the Put Notice to Obligor, Obligor shall also be deemed to have an option to purchase from AL II Holdings and the Facility Entities all, but not less than all, of the Facilities (which includes all of the Operating Facilities and the Development Facilities) then owned by AL II Holdings and the Facility Entities on the same terms, conditions and purchase price set as set forth in Section 13 of the Management Agreements (Obligor's Option"), provided that Obligor exercises Obligor's Option by written notice and deposit given to AL II Holdings not later than twenty (20) days after receipt of the Put Notice pursuant to Section 3.1(a) or 3.1(b), and not later than sixty (60) days after receipt of the Put Notice pursuant to Section 3.1(c), 3.1(d) or 3.1(e). Upon exercise of Obligor's Option pursuant to this Section, Obligor shall nonetheless remain obligated to deliver the full amount of the deposit set forth in Section 3.5 below, and shall additionally be obligated to deposit the amount set forth in Section 13.2 of the Management Agreements. Failure to give such notice and deposit within such twenty (20) day or sixty (60) day period shall automatically terminate Obligor's Option. Notwithstanding the Obligor's Option, the Put Notice shall remain effective until such time that Obligor exercises the Obligor's Option to purchase all the Facilities then owned by the AL II Holdings and the Facility Entities and closes such purchase pursuant to Obligor's Option, except that the time period to close the purchase of the Put Facilities shall be extended until ten (10) days after the date on which Obligor's Option is required to close. The terms and conditions for such purchase and the closing thereof shall be pursuant to the provisions of Section 13 of the Management Agreements, which are incorporated herein by this reference. If Obligor fails to close the purchase pursuant to Obligor's Option, then Obligor shall forfeit its deposit made pursuant to Section 13.2 of the Management Agreements, and such amount shall not be credited against Obligor's continuing obligation to purchase the Put Facilities. Obligor's Option under this Section 3.2 following a Put Notice shall be subordinate to the rights of Emeritus under the Emeritus Purchase Options pursuant to Section 13 of the Management Agreements if Emeritus timely exercises and closes such purchase.

3.3 Title. If a Put Notice is provided to Obligor in accordance with the terms hereof, each Put Facility shall be conveyed on the Put Purchase Date, or the next Business Day thereafter, by a quit claim deed ("Deed") subject to all Permitted Exceptions and other Liens, easements or matters of record (except only for any Mortgage) and all matters arising through or with the consent of Managers or Emeritus, a quit claim bill of sale and assignment as to all Personal Property and a quit claim assignment of all Leases, Contracts and Permits. The form of all such quit claim deeds and assignments shall be as specified by AL II Holdings or Facility Entities and consistent with Legal Requirements for conveyances in the jurisdiction in which each Put Facility is located. Transfer of all Permits to Obligor or his designee in accordance with Legal Requirements for each Put Facility shall be the sole responsibility and cost of Obligor. Other than an obligation to reasonably

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cooperate (at no material out-of-pocket cost) in such transfer, AL II Holdings or the Facility Entities shall have no liability or responsibility for the adequacy or completeness of any transfer of the Permits. No delay in transferring the Permits shall delay the closing of the purchase of the Put Facilities by Obligor except only for such necessary time required with all due diligence to obtain reissuance or transfer of the Permits, but not beyond sixty
(60) days. If such Permits have not been reissued or transferred by such date, then Obligor shall be deemed to be in default of his obligation to purchase the Put Facilities and shall be liable for damages as set forth in Section 3.10.

3.4 Calculation of Purchase Price. The price to be paid by Obligor for the acquisition of each Put Facility shall mean the amount calculated in accordance with Exhibit B (the "Purchase Price"). AL II Holdings' calculation of the Purchase Price shall be final, absent bad faith. The Purchase Price shall be a net Purchase Price to be received by the respective Facility entity for each Facility without deduction for due diligence, transfer taxes, title insurance or other closing costs, all of which shall be paid by Obligor. Neither AL II Holdings nor the Facility Entities shall bear any closing costs or prorations of any kind or nature including, without limitation, with respect to real property taxes, water or sewer charges, utilities or other operating expenses or income.

3.5 Deposit. Within seven (7) days after delivery of the Put Notice to Obligor, Obligor shall deliver a cash deposit to AL II Holdings in an amount equal to five percent (5%) of the aggregate Purchase Price for the Put Facilities (together with all interest earned thereon, the "Deposit"). The Deposit shall be deposited in a money market or similar interest-bearing account with a commercial bank selected by AL II Holdings. The Deposit shall be credited against the Purchase Price. Obligor expressly acknowledges that the Deposit is not the limit of Obligor's liability and does not otherwise constitute liquidated damages in the event of a default by Obligor in the purchase of the Put Facilities as more fully set forth in Section 3.10 below.

3.6 Payment of Purchase Price. The Purchase Price for each Put Facility shall be paid by Obligor at the Time of Closing in good funds.

3.7 Place and Time of Closing. If the Put Notice is given to Obligor, the closing shall occur and the Deed for each Put Facility shall be delivered to Title Company at 12:00 o'clock noon (P.S.T.) on the Put Purchase Date ("Time of Closing"). It is agreed that time is of the essence with respect to all matters relating to the purchase of the Put Facilities by Obligor pursuant to a Put Notice. AL II Holdings, the Facility Entities and Obligor shall execute such escrow instructions and other documents as may be customary and reasonably requested by the Title Company in order to close the purchase of the Put Facilities in accordance with this Agreement.


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

3.8 Condition of Put Facilities. The Put Facilities and each of them shall be purchased by Obligor "AS IS" and "WHERE IS" as of the Time of Closing. Without limiting the generality of the foregoing, neither AL II Holdings, AL Investors II, AL Investors Development, nor the Facility Entities make and shall not make any representations or warranties, express or implied, with respect to, and shall have no liability for: (i) the condition of the Put Facilities or any Improvements thereon or the suitability, habitability, merchantability or fitness of the Put Facilities; (ii) compliance with any Legal Requirements;
(iii) the presence of any Hazardous Substances in or about the Put Facilities, including without limitation asbestos or urea-formaldehyde, or the presence of any Hazardous Substances on or under the Land associated with any Put Facility;
(iv) the accuracy or completeness of any plans and specifications, reports, or other materials provided to Obligor; or (v) any other matter relating to the Put Facilities, including, without limitation, the title thereto or the condition, value or operating results or prospects thereof. Without limiting the generality of the foregoing, neither AL II Holdings, AL Investors II, AL Investors Development, nor the Facility Entities shall have any liability to Obligor with respect to the condition, value or operating results or prospects of the Put Facilities under common law, or under any Legal Requirements and Obligor hereby waives any and all claims which Obligor have or may have against AL II Holdings, AL Investors II, AL Investors Development and/or Facility Entities with respect to the condition of the Put Facilities. Obligor assumes the responsibility and risks of all defects and conditions, including such defects and conditions, if any, that cannot be observed by inspection or examination of records. Obligor shall indemnify, defend, and hold harmless AL II Holdings, AL Investors II, AL Investors Development and/or Facility Entities from and against all claims and liabilities of any type or kind arising out of or related to the Put Facilities, from and after the Time of Closing, it being intended that AL II Holdings, AL Investors II, AL Investors Development and Facility Entities shall have no liability from and after the Time of Closing with respect to the Put Facilities.

3.9 Use of Purchase Price to Clear Title. To enable the respective Facility Entities to make the conveyance as provided in this Section 3, AL II Holdings and the Facility Entities may, at the Time of Closing, use the Purchase Price or any portion thereof to clear the title of any Mortgage, provided that all instruments so procured are recorded contemporaneously with the Closing or reasonable arrangements are made for recording subsequent to the Time of Closing in accordance with customary conveyancing practices.

3.10 Obligor's Default. If AL II Holdings delivers the Put Notice to Obligor and Obligor fails to consummate the purchase of the Put Facilities in accordance with the terms hereof for any reason other than the Facility Entities' willful and unexcused refusal to deliver the Deed and other assignments provided for herein, AL Holdings or Facility Entities shall have the option to either (a) sue for specific performance compelling Obligor to purchase the Put Facilities as required by this Agreement or (b) to sue for damages which shall be measured by the difference between the aggregate Purchase Price for the Put Facilities and the then fair market value of the Put Facilities, less the transaction costs (including seller's share of any adjustments and prorations) anticipated to be incurred by AL II Holdings or the Facility Entities in connection with the sale of the Put Facilities to a third party, all as determined by AL II Holdings. AL II Holdings determination of the fair market value shall be final, absent bad faith or an unreasonable determination.

3.11 Net Worth Covenants of Obligor. Prior to the execution of this Agreement, Obligor has delivered to AL II Holdings his signed statement of personal net worth ("Net Worth Statement") dated as of December 31, 1998. Obligor agrees to update this Net Worth Statement semi-annually and to deliver to AL II Holdings each updated Net Worth Statement promptly following its preparation, together with a signed letter from Obligor certifying its accuracy. In the event that (a) the net worth of the Obligor shown on his Net Worth Statement falls below Fifty Million Dollars ($50,000,000), or (b) Obligor fails to deliver his Net Worth Statement as set forth above, then within thirty (30) days Obligor shall deliver to AL II Holdings a letter of credit in the amount of Three Million Dollars ($3,000,000), in form and substance and from a financial institution meeting AL II Holdings' reasonable satisfaction and drawable solely upon AL II Holdings' statement that a default under this Agreement has occurred (the "Letter of Credit"), to secure the timely performance of Obligor under this Agreement. In no event shall the Letter of Credit constitute liquidated damages or otherwise limit Obligor's liability hereunder. Failure to satisfy the terms of this
Section 3.11 shall be a Triggering Event as set forth in Section 3.1(d) above.

4. [Intentionally Deleted]

5. CONSENTS AND WAIVERS

5.1 Consent to Modification of Obligations. Without affecting, diminishing or otherwise impairing the liability of Obligor hereunder and without notice to or consent of Obligor, AL II Holdings, its Affiliates, and the Facility Entities may from time to time grant renewals, extensions, indulgences, releases and discharges to any Person liable for any obligations under the Related Agreements (collectively, the "Obligations") and may take security for payment or performance of such Obligations, and may release any or all security or refrain from perfecting any interest in any security granted by any guarantor or other Person liable for any of the Obligations. AL II Holdings, its Affiliates and the Facility Entities, may amend or modify the Obligations or any document or instrument executed to evidence the Obligations and otherwise may deal with any Person liable for any of the Obligations, without notice to or consent of Obligor, and without affecting, diminishing, or otherwise impairing the liability of Obligor under this Agreement.


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

5.2 Consent to Waivers. AL II Holdings, its Affiliates or Facility Entities may from time to time consent to any action or non-action of any Person liable for any of the Obligations, which, in the absence of such consent, violates or may violate the provisions of the Related Agreement or any other instrument otherwise executed in connection with the Obligations, and such consent may be granted by AL II Holdings, its Affiliates or Facility Entities, without notice to or consent of Obligor and without in any manner affecting, diminishing, or impairing the liability of Obligor under this Agreement. No waiver, modification, extension, forbearance, or delay on the part of AL II Holdings, its Affiliates or Facility Entities with respect to the Obligations or with respect to any document, instrument or agreement evidencing such Obligations, securing repayment of such Obligations or otherwise executed in connection with the Obligations, and no act or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety, shall operate to release the obligations of Obligor under this Agreement, and no delay on the part of AL II Holdings, its Affiliates or Facility Entities in exercising any of its options, powers, or rights under this Agreement, or any partial or single exercise thereof shall constitute a waiver of any other rights hereunder.

5.3 Continued Effectiveness of Agreement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or otherwise must be returned by AL II Holdings, its Affiliates or Facility Entities upon the insolvency, bankruptcy, or reorganization of the Managers, Emeritus, Obligor or any other Person all as though such payment to AL II Holdings, its Affiliates or Facility Entities had not been made.

5.4 Change in Form and Powers. No change in the name, purposes, capitalization, ownership, form or organization of Managers, Emeritus, any Affiliate of Emeritus, or any other Person shall in any way affect, diminish, or otherwise impair the liability of Obligor under this Agreement. AL II Holdings, its Affiliates or Facilities Entities shall not be obligated to inquire into the powers of the Managers, Emeritus, any Affiliate of Emeritus, or any other Person notwithstanding that any of the Obligations may be in excess of the powers of the Managers, Emeritus, any Affiliate of Emeritus, or any other Person.

5.5 Effect of Certain Laws. Notwithstanding the provisions of the laws of any state, this Agreement shall remain in full force and effect and no invalidity, irregularity, or unenforceability (by reason of any bankruptcy or similar law, any other law or any order of any Governmental Authorities thereof purporting to reduce, amend, or otherwise affect any liability or obligation of the Managers or Emeritus or any Affiliate of Emeritus) and no release or discharge of the Managers, Emeritus, any Affiliate of Emeritus, or rejection of any of the Related Agreements by any of the parties thereto other than AL II Holdings, its Affiliates or Facility Entities, or any trustee, receiver or similar official on behalf of such parties

(whether pursuant to 11 U.S.C. Section 365 or otherwise), in any receivership, bankruptcy, liquidation, winding-up, reorganization or other proceedings shall affect, diminish, or otherwise impair or otherwise be a defense to this Agreement. If Emeritus or any Emeritus Affiliate is stayed by any bankruptcy or other proceeding with respect to exercising its option to purchase the Facilities under the Management Agreements, it shall not prevent AL II Holdings, its Affiliates or Facility Entities from delivering a Put Notice to Obligor as a result of the occurrence of any Triggering Event, or if the Triggering Event would have occurred, but for the effect of the stay created by the bankruptcy or other proceeding, and enforcing the obligations of Obligor to purchase the Put Facilities pursuant to such Put Notice.

5.6 No Conditions to Agreement. This Agreement is absolute and unconditional and has been delivered free of any conditions and no representations have been made to Obligor affecting or limiting the liability of Obligor under this Agreement. This Agreement is in addition to and not in substitution for any agreement of Obligor, in the Related Agreements or in any other document or instrument executed by Obligor agreeing to perform all or any part of the Obligations.

5.7 Certain Waivers by Obligor. Obligor agrees that no release, delay, compromise, indulgence, or other action or failure to act by AL II Holdings, its Affiliates or Facility Entities with respect to any other Person liable for any of the Obligations shall in any manner affect, diminish or impair the liability of Obligor under this Agreement.

5.8 Survival. This Agreement shall survive expiration or sooner termination of any of the Related Agreements. Without limiting the generality of the foregoing, no termination of any of the Related Agreements, whether in whole or in part, or whether by any of the parties thereto, shall terminate any obligation of Obligor to purchase the Put Facilities pursuant to a Put Notice or the Emeritus Facilities pursuant to the Purchase Notice and the terms of this Agreement.

6. ARBITRATION

At the sole election of AL II Holdings, any claim or dispute between the parties, under this Agreement or otherwise, shall be determined by arbitration in Portland, Oregon under the American Arbitration Association (AAA) Commercial Arbitration rules with Expedited Procedures in effect on the date hereof, as modified by this Agreement. There shall be one arbitrator selected by the parties within seven (7) days of the arbitration demand or if not, then pursuant to the AAA rules, who shall be an attorney licensed to practice law in the State of Washington but residing in Portland with at least fifteen (15) years commercial law experience. Any issue about whether a claim is covered by this Agreement shall be determined by the arbitrator. At the request of either party made not later than thirty (30) days after the arbitration demand, the parties agree to submit the dispute to nonbinding mediation which shall not delay the arbitration hearing date. There shall be no substantive motions or discovery, except the arbitrator shall authorize such discovery as may be necessary to insure a fair hearing, which shall be held within sixty (60) days of the demand; and concluded within two (2) days. These time limits are not jurisdictional. The arbitrator shall apply substantive law and may award injunctive relief or any other remedy available from a judge including attorney fees and costs to the prevailing party, but shall not have the power to award punitive damages.

7. MISCELLANEOUS

7.1 Notices. Any notice, demand, offer, approval or other writing required or permitted pursuant to this Agreement shall be in writing, furnished in duplicate and shall be transmitted by hand delivery, facsimile, certified mail, return receipt requested, or Federal Express or another nationally recognized overnight courier service which provides evidence of delivery, postage prepaid, as follows:

If to AL Holdings, its Affiliates
  or Facility Entities:       AL II Holdings LLC
                              c/o Bruce D. Thorn
                              2250 McGilchrist Street SE, Suite 200
                              Salem, Oregon  97302
                              Facsimile: (503)375-7644
                              Telephone: (503)370-7071 ext. 7143

With copies to:               Foster Pepper & Shefelman PLLC
                              1111 Third Avenue, Suite 3400
                              Seattle, Washington  98101
                              Attn: Gary E. Fluhrer
                              Facsimile: (206)447-9700
                              Telephone: (206)447-4400

                              Senior Housing Partners I, L.P.
                              c/o Mr. Noah Levy
                              Two Ravinia Drive, Suite 1400
                              Atlanta, Georgia  30346
                              Facsimile: (770) 399-5363
                              Telephone: (770) 395-8606

                              Goodwin Proctor & Hoar LLP
                              Exchange Place
                              53 State Street
                              Boston, Massachusetts  02109-2881
                              Attn: Minta Kay
                              Facsimile: (617) 227-8591
                              Telephone: (617) 570-1877

                              Prudential Real Estate Investors
                              8 Campus Drive
                              Parsippany, New Jersey  07054
                              Attn: Joan Hayden
                              Facsimile: (973)683-1788
                              Telephone: (973)683-1772

If to Obligor:                c/o Emeritus Corporation
                              3131 Elliott Avenue, Suite 500
                              Seattle, Washington  98121-1031
                              Attn: Mr. Daniel Baty
                              Facsimile: (206)301-4500
                              Telephone: (206)301-4507

With copies to:               Emeritus Corporation
                              3131 Elliott Avenue, Suite 500
                              Seattle, Washington  98121-1031
                              Attn: President
                              Facsimile: (206)301-4500
                              Telephone: (206)298-2909

Any party shall have the right to change the place to which such notice shall be given or add additional parties to receive notices by similar notice sent in like manner to all other parties hereto. Any notice, if sent by overnight courier service, shall be deemed delivered on the earlier of the date of actual delivery or the next business day and if delivered by hand delivery or facsimile shall be deemed delivered on the date of the actual delivery and if sent by mail, shall be deemed delivered on the earlier of the third day following deposit with the U.S. Postal Service or actual delivery. Any notice sent by facsimile shall also be sent on the same business day by overnight courier or mail as set forth above.

7.2 Governing Law. This Agreement has been executed and delivered to AL II Holdings, its Affiliates or Facility Entities in the State of Washington. Obligor agrees that the law of the State of Washington (exclusive of principles of conflicts of law) shall be applicable for the purpose of construing this Agreement, determining the validity hereof and enforcing the same. Obligor hereby consents to the jurisdiction of the courts of the State of Washington or to any federal court sitting in the State of Washington. AL II Holdings may enforce any or all of the provisions of this Agreement directly against Obligor and Obligor's marital community in the State of Washington or any other jurisdiction in which Obligor does business or at its option may enforce this Agreement on behalf of any Facility Entity in the state in which such Put Facility is located.

7.3 No Waiver. No delay or omission to exercise any right, power or remedy accruing to AL II Holdings, its Affiliates or the Facility Entities upon any breach or default of Obligor shall impair such rights, powers or remedies of AL II Holdings or its Affiliates or Facility Entities, nor shall it be construed to be a waiver of any such breach or default, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

7.4 Assignment. AL II Holdings reserves the right to transfer or assign any or all of their right, title and interest under this Agreement, including assignment to any Mortgagee. Obligor shall not assign this Agreement in whole or in part to any Person without AL II Holdings or Facility Entity's prior written consent, which may be withheld in AL II Holdings' sole, absolute and unfettered discretion.

7.5 Captions. Any captions applied to the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7.6 Invalidity. If any term, condition or provision of this Agreement shall be held invalid for any reason, such offending term, condition or provision shall be stricken therefrom, and the remainder shall not be affected.

7.7 Entire Agreement. This Agreement constitutes the complete and final expression of the entire agreement between the parties pertaining to the subject matter hereof. This Agreement may be amended only by a written instrument executed by Obligor and AL II Holdings.

7.8 Binding Effect. This Agreement shall inure to the benefit of AL II Holdings and the Facility Entities, their respective successors and assigns, and shall be binding upon Obligor and its respective permitted successors and assigns, as the case may be. This Agreement may be terminated only by means of a written document duly executed by Obligor and AL II Holdings. The parties agree that AL Investors II, AL Investors Development and the Facility Entities are intended third party beneficiaries of this Agreement.

7.9 Legal Expenses. In the event of any default, or in the event that any dispute arises relating to the interpretation, enforcement or performance of this Agreement, the prevailing party shall be entitled to all reasonable fees and expenses incurred in connection therewith, including but not limited to fees of attorneys, accountants, appraisers, consultants, expert witnesses, arbitrators, mediators and court reporters. Without limiting the generality of the foregoing, the prevailing party shall pay all such costs and expenses incurred in connection with: (a) arbitration or other alternative dispute resolution proceedings, trial court actions and appeals; (b) bankruptcy or other insolvency proceedings of Obligor, (c) all claims, counterclaims, cross-claims and defenses asserted in any of the foregoing whether or not they arise out of or are related to this Agreement; (d) all preparation for any of the foregoing; and (e) all settlement negotiations with respect to any of the foregoing.

7.10 Jury Trial Waiver. OBLIGOR, AL II HOLDINGS, ITS AFFILIATES AND FACILITY ENTITIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

      DATED this ______________ day of March, 1999.

OWNER: AL II HOLDINGS LLC, a Delaware limited liability company for itself and as sole managing member on behalf of each of AL Investors II LLC and AL Investors Development LLC


                                    By   /s/ Norman L. Brenden
                                         Name: Norman L. Brenden
                                         Its:  Manager

                                    AL INVESTORS DEVELOPMENT LLC, a Delaware limited liability company, for itself and as sole managing member on behalf of each of the Facility Entities which owns a Development Facility


                                    By   /s/ Norman L. Brenden
                                         Name: Norman L. Brenden
                                         Its:  Manager

                                    AL INVESTORS II LLC, a Delaware limited
                                    liability company, for itself and as sole managing member on behalf of each of the Facility Entities which owns an Operating Facility, or in cases where the Facility Entity is a limited partnership, as sole managing member on behalf of the general partner of such Facility Entity


                                    By   /s/ Norman L. Brenden
                                         Name: Norman L. Brenden
                                         Its:  Manager


OBLIGOR:

                               /s/ Daniel R. Baty
                               Daniel R. Baty, individually and
                               on behalf of his marital community

EXHIBIT A
TO PUT AND PURCHASE AGREEMENT
(AL II Holdings - 14 Operating Facilities and 5 Development Facilities)

Certain Defined Terms

AL II Holdings: AL II Holdings LLC, a Delaware limited liability company, which is the sole member of AL Investors II and AL Investors Development

AL Investors II: AL Investors II LLC, a Delaware limited liability company

AL Investors Development: AL Investors Development LLC, a Delaware limited liability company

AL II Development Management Agreement: That certain Management Agreement with Option to Purchase dated on or about the same date as this Put and Purchase Agreement, among AL Investors Development and Emeritus Corporation and its Affiliates relating to the management of up to five (5) assisted living facilities. "Management Agreement" as used herein shall mean the AL II Operating Management Agreement if the Facility in question is being managed pursuant to the AL II Operating Management Agreement, or the AL II Development Management Agreement if the Facility in question is being managed pursuant to the AL II Development Management Agreement.

AL II Operating Management Agreement: That certain Management Agreement with Option to Purchase dated on or about the same date as this Put and Purchase Agreement, among AL Investors II and Emeritus Corporation and its Affiliates relating to the management of fourteen (14) assisted living facilities. "Management Agreement" as used herein shall mean the AL II Operating Management Agreement if the Facility in question is being managed pursuant to the AL II Operating Management Agreement, or the AL II Development Management Agreement if the Facility in question is being managed pursuant to the AL II Development Management Agreement.

AL Management Agreement: That certain Management Agreement With Option to Purchase dated December 30, 1998 Among AL Investors LLC and Emeritus Corporation and its Affiliates relating to the management of twenty-five (25) assisted living facilities.

Affiliate: with respect to any Person (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such Person or (iii) any officer, director, employee, general partner or trustee of such Person, or any other Person controlling, controlled by, or under common control with, such Person (excluding trustees and Persons serving in a fiduciary or similar capacity who are not otherwise an Affiliate of such Person). For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

Agency Account: The Agency Account to be maintained for each Facility for payment of Fixed Operating Expenses and Operating Expenses as described in
Section 8.1 of the Management Agreements.

Annual Plan(s): as defined in Section 4.2 of the Management Agreements.

Award: all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Base Management Fee: as defined in Section 7.1 of the Management Agreements.

Bankruptcy Event: Any of Emeritus or Managers admit in writing its inability to pay debts as they become due; or applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian or makes a general assignment for the benefit of creditors, or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed and is not discharged within sixty (60) days after such appointment; or an order for relief is entered or a petition is filed under Title 11, United States Bankruptcy Code, with respect to any of them; or any other bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, now or hereafter in effect, is commenced with respect to any of them.

Business Day: any day which is not a Saturday or Sunday or a public holiday under the laws of the United States of America or the State of Washington.

Capital Improvements: as defined in Section 12 of the Management Agreements.

Cash Available for Distribution: on any date the amount contained in the Agency Accounts (as defined in Section 8.1 of the Management Agreements), minus an amount (to be retained in the Agency Accounts) equal to any reasonably projected Operating Deficit for the succeeding 30 days, taking into account all Operating Expenses and Fixed Operating Expenses and all anticipated Total Revenues during such 30-day period.

Casualty: the damage or destruction by act of God or otherwise of any portion of any Facility which Owner reasonably estimates would cost more than $50,000 to repair or restore.

Change of Control: shall mean the occurrence of any one of the following events with respect to Emeritus:

     (a) any Person or group of Persons (within the meaning of Rule 13d-5 under the Act as defined below) other than Emeritus, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Emeritus or any of its subsidiaries, together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Act")) of such Person or group, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Emeritus representing a greater percentage than that then owned by Daniel R. Baty, together with all "affiliates" and "associates" of Daniel R. Baty (as defined above) of either (A) the combined voting power of Emeritus' then outstanding securities having the right to vote in an election of Emeritus' Board of Directors ("Voting Securities") or (B) the then outstanding shares of Stock of Emeritus; or

     (b) Persons who, as of the date hereof, constitute Emeritus' Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of Emeritus subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director; or

     (c) the stockholders of Emeritus shall approve (A) any consolidation or merger of Emeritus or any subsidiary where the shareholders of Emeritus, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing a majority of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Emeritus or (C) any plan or proposal for the liquidation or dissolution of Emeritus; or

     (d) other than by reason of death or legal disability, Daniel Baty ceases to be the chief executive officer of Emeritus.

Change of Control with respect to any Manager shall mean the occurrence of any event whereby 100% of the ownership interests in such Manager are no longer owned by Emeritus.

Closing: the date of closing with respect to any Facility under the Purchase Agreements.

Code: the Internal Revenue Code of 1986, as amended.

Commencement Date: as defined in Section 2.1 of the Management Agreements.

Compensation: the direct salaries and wages paid to, or accrued for the benefit of, any employee working and employed at each Facility together with all reasonably customary fringe benefits payable to, or accrued for the benefit of such employee, including employer's contribution under FICA., unemployment compensation, or other employment taxes, pension fund contributions, workmen's compensation, group life and accident and health insurance premiums, and other reasonable employee benefits customary in the industry.

Condemnation: with respect to any Facility or any interest therein or right accruing thereto or use thereof (i) the exercise of the power of condemnation, whether by legal proceedings or otherwise, by a Condemnor or (ii) a voluntary sale or transfer to any Condemnor under threat of condemnation.

Condemnor: any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

Contracts: Collectively, all Provider Agreements, Residency Agreements, Ordinary Contracts and Major Contracts.

CPA: The certified public accountants retained to provide necessary accounting services for the Facility or Owner, the selection of which shall be subject to approval by Owner.

Date of Taking: the date the Condemnor has the right to possession of the property being condemned.

Environmental Laws: means all federal, state, and local laws, ordinances and regulations and standards, rules, policies and other governmental requirements, administrative rulings, and court judgments and decrees in effect now or in the future and including all amendments, that relate to Hazardous Materials and apply to the Facilities or to the Land and/or the Improvements. Hazardous Materials Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource

Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, and their state analogs.

Excluded Expenses: depreciation, amortization and other non-cash expenses; items to be provided or paid for at Owner's or Managers' sole expense as provided herein; costs and expenses resulting from or required to cure any matter or defect which constitutes a breach of warranty, representation or indemnity under the Purchase Agreements, the Licensing Agreement, or the Management Agreement which cost or expense shall be the sole responsibility of the breaching party; unreasonable or excessive charges or expenses.

Escrow Holder: First American Title Insurance Company.

Extension Term: as defined in Section 2.2 of the Management Agreements.

Facility or Facilities: Each of the assisted living facilities, including the Land, Improvements, and Personal Property associated therewith, located in the city and state as set forth below which are acquired by a Facility Entity and made subject to the Management Agreements:

Facility           City          State  Units  Beds   Facility LLC and LP
Name
Colonial Park
Club               Sarasota       FL     90     110   AL Investors II
                                                       Sarasota LLC
Park Club of
Fort Myers         Fort Myers     FL     90     100   AL Investors II
                                                       Fort Myers LLC
Park Club of
Oakbridge          Lakeland       FL     77      94   AL Investors II
                                                       Lakeland LLC
Park Club of
Brandon            Brandon        FL     89     110   AL Investors II
                                                       Brandon LLC
Highland Hills     Pocatello      ID     49      57   AL Investors II
                                                       Pocatello LLC
Ridge Wind         Chubbuck       ID    110      96   AL Investors II
                                                       Chubbuck LLC
Lakewood Inn       Coeur d'Alene  ID     73     109   AL Investors II
                                                       Coeur D'Alene
The Pines of
Tewksbury          Tewksbury      MA     49      50   AL Investors II
                                                       Tewksbury LLC
Meadowbrook        Ontario        OR     53      82   AL  Investors II
                                                       Ontario LLC
Anderson Place     Anderson       SC    127      84   AL  Investors II
                                                       Anderson LLC
Elmbrook Estates   Lubbock        TX     79     100   Lubbock AL
                                                       Investors II LP
Fairhaven Estates  Bellingham     WA     98     110   AL Investors II
                                                       Bellingham LLC
Hearthstone        Moses Lake     WA     50     100   AL Investors II
                                                       Moses Lake LLC
Evergreen Lodge    Federal Way    WA     84      92   AL Investors II
                                                       Federal Way LLC

Facility           City          State  Units  Beds   Facility LLC and LP
Name
Loyalton of
Flagstaff          Flagstaff      AZ     61      61   AL Investors
                                                      Development Flagstaff
                                                      LLC
Loyalton of
Phoenix            Phoenix        AZ    100     101   AL Investors
                                                      Development Phoenix
                                                      LLC
Loyalton of
Hagerstown         Hagerstown     MD    101     101   AL Investors
                                                      Development
                                                      Hagerstown LLC
Loyalton of
Lakewood           Lakewood       NY     83      83   AL Investors
                                                      Development Lakewood
                                                      LLC
Loyalton of
Staunton           Staunton       VA    101     101   AL Investors
                                                      Development Staunton
                                                      LLC

Facility Accounts: as defined in Section 8.1 of the Management Agreements.

Facility Entity: each of the Facility LLC's or LP's which owns a Facility as set forth opposite the name of each Facility above and their respective successors or assigns.

Fixed Operating Expenses: for any period, all fixed costs and expenses of owning, and operating the Facilities in the aggregate except where the Management Agreements expressly provide that Fixed Operating Expenses shall be determined for each Facility to the extent such costs and expenses are not included in Operating Expenses, including but not limited to (a) Managers' Base Management Fee (excluding the amount of any Accrued Management Fee accrued during such period); (b) all amounts to be paid into the Reserve Account and the cost of Capital Improvements approved by Owners not funded from the Reserve Account; (c) the debt service on account of the Senior Loan; (d) the real and personal property ad valorem taxes and assessments; and (e) all costs and expenses of all property and casualty insurance on or in respect of the Facilities provided for herein and the amount of all self-insured losses or deductibles. Fixed Operating Expenses shall not include the Excluded Expenses.

Furnishings and Equipment: all furniture, furnishings, beds, equipment, food service equipment, apparatus and other personal property used in (or if the context so dictates, required in connection with), the operation of each Facility, other than Operating Equipment, Operating Supplies and fixtures attached to and forming part of the Improvements.

GAAP: means generally accepted accounting principles applied on a consistent basis.

Governmental Authorities: Collectively, all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures, and offices of any nature whatsoever of any government, quasi-government unit or political subdivision, whether with a federal, state, county, district, municipal, city or otherwise and whether now or hereinafter in existence which exercises jurisdiction over any Facility.

Group Service: as defined in Section 3.2.4 of the Management Agreements.

Hazardous Substances: "Hazardous Substances" shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials, radioactive materials; polychlorinated biphenyls ("PCBs") and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground storage tanks, whether empty or containing any substance;

any substance the presence of which on any Facility is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material, or substance now or in the future defined as a "hazardous substance," "hazardous material," hazardous waste," "toxic substance," "toxic pollutant," "contaminant," or "Pollutant" within the meaning of any Environmental Law. Provided, however, Hazardous Substances shall not include the safe and lawful use and storage of quantities of (i) pre-packaged supplies, medical waste, cleaning materials and petroleum products customarily used in the operation and maintenance of comparable Facilities, (ii) cleaning materials, personal grooming items and other items sold in pre-packaged containers for consumer use and used by occupants of any Facility; and (iii) petroleum products used in the operation and maintenance of motor vehicles from time to time located on the Facilities' parking areas, so long as all of the foregoing are used, stored, handled, transported and disposed of in compliance with Environmental Laws.

Impositions: collectively, all taxes (including, without limitation, all capital stock and franchise taxes of AL Investors II, AL Investors Development, AL II Holdings, or any Facility Entity, all ad valorem, property, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and assessments levied by condominium associations), ground rents, water and sewer rents other than normal utility charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other charges imposed by Governmental Authorities, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Facility (including all interest and penalties thereon due to any failure in payment by Manager), which at any time prior to, during or in respect of the Term of the Management Agreement may be assessed or imposed on or in respect of or be a Lien upon (a) Facility Entities' interest in the Facility, (b) the Facility or any rent or income therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, the Facility or the leasing or use of the Facility. Notwithstanding the foregoing, "Impositions" shall not include: (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on any Owners or Managers, (2) any tax imposed with respect to the sale, exchange or other disposition of a Facility or the proceeds thereof, or (3) any principal or interest on any Mortgage; provided, however, the provisos set forth in clause (1) of this sentence shall not be applicable to the extent that any real or personal property tax, assessment, tax levy or charge pursuant to the first sentence of this definition and which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) is levied, assessed or imposed expressly in lieu thereof.

Improvements: the buildings, structures (surface and sub-surface) and other improvements now or hereafter located on the Land.

Initial Term: as defined in Section 2.1 of the Management Agreements.

Insurance Requirements: all terms of each insurance policy required to be carried in this Agreement, or agreed to be carried by Owners and Managers, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to the Facilities or the operation thereof.

Junior Loan: any indebtedness incurred by Owners which is secured by a mortgage, pledge, and related security instruments against, among other things, the membership interests of AL II Holdings in AL Investors II and in AL Investors Development and in the Facility Entities. Initially, the Junior Loan is evidenced by that certain Loan Agreement among AL II Holdings, AL Investors II, AL Investors Development and its Affiliates and Senior Housing Partners I, L.P. dated on or about the same date hereof ("Initial Junior Loan").

Land: the parcel or parcels of land on which each of the Facilities is situated, together with all rights of ingress and egress thereto and parking associated therewith as legally described in the Purchase Agreements.

Leases: Collectively, the Ordinary Leases and Major Leases.

Legal Requirements: collectively, all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, orders, judgments, decrees and injunctions (including, without limitation, all applicable building, health code, zoning, subdivision, and other land use and assisted living licensing statutes, ordinances, by-laws, codes, rules and regulations), whether now or hereafter enacted, promulgated or issued by any Governmental Authority, Accreditation Body or Third Party Payor affecting a Facility Entity or any Facility or the ownership, construction, development, maintenance, management, repair, use, occupancy, possession or operation thereof or the operation of any programs or services in connection with a Facility, including, without limitation, any of the foregoing which may (i) require repairs, modifications or alterations in or to any Facility, (ii) in any way affect (adversely or otherwise) the use and enjoyment of any Facility or (iii) require the assessment, monitoring, clean-up, containment, removal, remediation or other treatment of any Hazardous Substances on, under or from any Facility. Without limiting the foregoing, the term "Legal Requirements" includes all Environmental Laws and shall also include all Permits and Contracts issued or entered into by any Governmental Authority, any Accreditation Body and/or any Third Party Payor and all Permitted Encumbrances.

Lending Group: GMAC Commercial Mortgage in a debt facility referred to herein as the Initial Senior Loan secured by the Operating Facilities in the maximum aggregate original principal balance of $68,000,000 and Guaranty Federal Bank F.S.B. in a debt facility referred to herein as the Initial Senior Loan secured by the Development Facilities in the maximum aggregate original principal balance of $31,600,000.

Licensing Indemnity Agreement: those certain Licensing Indemnity Agreements between Emeritus Corporation and AL Investors II and AL Investors Development dated on or about the same date hereof.

Lien: with respect to any real or personal property, any mortgage, mechanics' or materialmen's lien, pledge, collateral assignment, hypothecation, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property which secures or is intended to secure the payment of money, whether or not inchoate, vested or perfected, other than the Mortgage.

Major Contracts: Any contract for the purchase of goods or services or any other agreement which requires payments in excess of $50,000 per year for any Facility or which cannot be terminated without penalty or termination fee on sixty (60) days notice or in which the provider of the goods or services is Emeritus or an Affiliate (except pursuant to Group Services approved in connection with an Annual Plan).

Major Lease: Any Lease which has a noncancellable term in excess of one year or a rental payment in excess of $10,000 per year or pursuant to which Emeritus or an Affiliate is the lessee or lessor.

Managed Care Plans: all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans, and similar arrangements.

Management Agreements: the AL II Development Management Agreement and the AL II Operating Management Agreement.

Management Fee: the amounts set forth in Section 7.1 and 7.2 of the Management Agreements.

Medicaid: the medical assistance program established by Title XIX of the Social Security Act (42 US C ss.ss. 1396 et seq.) and any statute succeeding thereto.

Medicare: the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 USC ss.ss. 1395 et seq.) and any statute succeeding thereto.

Mortgage: collectively, the terms and conditions of the Senior Loan and the Junior Loan.

Mortgagee: the holder or beneficiary of a Mortgage and their respective successors and assigns.

Operating Deficit and Operating Profit: for any period, the amount, if any, by which Total Revenues for that period is less than or exceeds, respectively, the sum of (i) Operating Expenses and (ii) Fixed Operating Expenses for that period in each case determined on a cash basis.

Operating Equipment: all dishes, glassware, bed coverings, towels, silverware, uniforms and similar items used in, or held in storage for use in (or if the context so dictates, required in connection with) the operation of the Facilities.

Operating Expenses: for any period, all reasonable costs and expenses of owning and operating the Facilities in the aggregate except where the Agreement expressly provides that Operating Expenses shall be determined for each Facility (which costs and expenses do not include the Fixed Operating Expenses or the Excluded Expenses) including the following:

     (a) The cost of all Operating Equipment and Operating Supplies placed in use, with the exception of the Operating Equipment and Operating Supplies initially supplied by the Facility Entities. The cost of maintaining and operating the vans and buses for each Facility (but not any debt service or lease payments which shall remain the sole expense of Emeritus.

     (b) The Compensation of all employees working and employed by Managers at the Facilities. The Compensation of Managers' or Emeritus' home office or executive or other personnel not regularly employed at the Facilities shall not be included in Operating Expenses or Fixed Operating Expenses, but reasonable out-of-pocket travel expenses of Managers or Owners' executive personnel while traveling to and from a Facility on business shall be reimbursable as an Operating Expense; provided, however, that if such business travel relates to business or properties other than with respect to the Facilities, then such travel expenses shall be equitably prorated between such other business or properties and the Facilities.

     (c) The cost of all utilities including, without limitation, electricity, water, gas, heat and other utilities, and office supplies and equipment, and goods and services purchased under all Contracts, including leasing expenses in connection with telephone and data processing equipment and such other equipment as the parties hereto may agree upon in writing.

     (d) The cost of repairs to and maintenance of the Facilities whether performed by Facility employees or contracted to third parties.

     (e) Insurance premiums for all insurance required under this Agreement and self-insured losses and deductibles with respect to such insurance coverages (but excluding premiums and self-insured losses and deductibles on property and casualty insurance which are included in Fixed Operating Costs). Premiums on policies for more than one year will be prorated over the period of insurance coverage and premiums under blanket policies will be equitably allocated among properties covered.

     (f) All Impositions (except for real and Personal Property ad valorem taxes and assessments which shall be a Fixed Operating Expenses).

     (g) Except as otherwise provided in Section 6.1 of the Management Agreements, legal fees and fees of any CPA for services directly related to the operations of the Facilities (whether incurred by Owners or Managers).

     (h) The costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, design or construction problems and activities whether incurred by Owner or Manager; provided, however, that if such costs end expenses have not been included in the Annual Plan, the same shall be subject to approval by Owner.

     (i) All expenses for marketing the Facilities and all expenses of sales promotion and public relations activities as set forth in the Annual Plan

     (j) The cost of Group Services, as provided in Section 3.2.4 of the Management Agreement.

     (k) Bad debts or uncollectible amounts from residents of the Facilities.

     (l) Refund of deposits to residents under Residency Agreements

     (m) Owners' reasonable costs and expenses of administering, supervising, and managing Owners' activities in connection with this Agreement and any Mortgage, including Owners' reasonable cost and expense of preparing and filing federal, state and local income tax returns and audits.

     (n) All other reasonable expenses and charges incurred in the operation and management of the Facilities to the extent set forth in the Annual Plan or otherwise approved by the Owners or as otherwise set forth in the Agreement.

Operating Period: the period beginning with the Commencement Date and ending upon the expiration of the Initial Term.

Operating Supplies: consumable items used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Facilities, including food, medical supplies, fuel, soap, cleaning materials, and other similar consumable items.

Operating Year: the Operating Years shall coincide with and be identical with the calendar years, except that the first Operating Year shall be the period beginning on the Commencement Date and ending on the following December 31, 1999, and such long or short year, as applicable, shall constitute a full Operating Year as used herein.

Ordinary Contracts: All agreements and contracts to purchase goods and services (excluding Major Contracts) in the ordinary course of business of refurbishing, owning, operating or managing the Facilities, or the operation of any programs or services in conjunction with the Facility and all renewals, replacement and substitutions therefor with any Governmental Authority, Accreditation Body or Third Party Payor or entered into with any third Person, excluding, however, any agreements pursuant to which money has been or will be borrowed or advanced, the Leases, any agreement creating or permitting any Lien or other encumbrance on title (except for the Permitted Exceptions), and any Major Contract.

Ordinary Leases: Collectively, all subleases, licenses, use agreements, equipment leases, concession agreements, tenancy at will agreements and other occupancy agreements (but excluding any Residency Agreement, Facility Lease or Major Lease), whether oral or in writing, entered into by Managers affecting a Facility.

Overdue Rate: on any date, a rate of interest per annum equal to the greater of:
(i) a variable rate of interest per annum equal to one hundred twenty percent (120%) of the Prime Rate, or (ii) twelve percent (12%) per annum; provided, however, in no event shall the Overdue Rate be greater than the maximum rate then permitted under Legal Requirements.

Permits: collectively, all permits, licenses, approvals, qualifications, rights, variances, permissive uses, accreditation, certificates, certifications, consents, agreements, contracts, contract rights, franchises, interim licenses, permits and other authorizations of every nature whatsoever required by, or issued under, applicable Legal Requirements relating or affecting a Facility or the construction, development, maintenance, management, use or operation thereof, or the operation of any programs or services in conjunction with the Facility and all renewals, replacements and substitutions therefor, now or hereafter required or issued by any Governmental Authority, Accreditation Body or Third Party Payor to Owners or Managers.

Permitted Exceptions: (i) all encumbrances to title present at closing pursuant to the Purchase Agreements; (ii) liens for Impositions not delinquent; (iii) easements, restrictions on use, zoning laws and ordinances, rights of way and other encumbrances and minor irregularities in title, whether now existing or hereafter arising, which are approved by Owner and do not individually or in the aggregate materially impair the use of any Facility.

Person: any individual, corporation, general partnership, limited partnership, joint venture, stock company or association, company, bank, trust, trust company, land trust, business trust, unincorporated organization, unincorporated association, Governmental Authority or other entity of any kind or nature.

Personal Property: all machinery, equipment, furniture, furnishings, vans, buses, movable walls or partitions, computers or trade fixtures, goods, inventory, supplies, the name of the Facility, and other personal or intangible property used in the operation of the Facility, including, but not limited to, all Operating Equipment, Furnishings and Equipment and Operating Supplies. Notwithstanding the foregoing, title to the vans and buses shall remain in Emeritus or Managers and be held in trust by them for the benefit of the respective Owner; provided that legal title to the vans and buses shall be transferred to the respective Facility Entity upon expiration or sooner termination of the Management Agreement as provided in Section 9.6 of the Management Agreement.

Primary Intended Use: the use of the Facility as an assisted living facility and such ancillary uses as are permitted by applicable Legal Requirements and may be necessary in connection therewith or incidental thereto.

Prime Rate: the variable rate of interest per annum from time to time set forth in the Wallstreet Journal as the prime rate of interest and in the event that the Wallstreet Journal no longer publishes a prime rate of interest, then the Prime Rate shall be deemed to be the variable rate of interest per annum which is the prime rate of interest or base rate of interest from time to time announced by any major bank or other financial institution reasonably selected by AL Investors.

Provider Agreements: all participation, provider and reimbursement agreements or arrangements, if any, in effect for the benefit of Owners or Managers in connection with the operation of the Facility relating to any right of payment or other claim arising out of or in connection with participation in any Third Party Payor Program.

Put and Purchase Agreement: that certain Put and Purchase Agreement between Daniel Baty and AL II Holdings dated on or about the same date hereof.

Residency Agreement: all contracts, agreements and consents executed by or on behalf of any resident or other Person seeking services at the Facility, including, without limitation, assignments of benefits and guarantees.

Senior Loan: any indebtedness incurred by Owners which is secured by any mortgage, deed of trust and related security instruments against a Facility. Initially, the Senior Debt for the Operating Facilities is evidenced by that certain Loan Agreement between AL Investors II and its Affiliates and GMAC Commercial Mortgage Corporation dated on or about the same date hereof ("Initial Senior Loan/Operating Facilities") and the Senior Loan for the Development Facilities is evidenced by that certain Loan Agreement between AL Investors Development and its Affiliates and Guaranty Federal Bank, F.S.B. for itself and as agent for the Lenders defined therein dated on or about the same date hereof ("Initial Senior Loan/Development Facilities").

Third Party Payor Programs: collectively, all third party payor programs in which the Emeritus Entities presently or in the future may participate, including without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance plans and employee assistance programs.

Third Party Payors: collectively, Medicare, Medicaid, Blue Cross and/or Blue Shield, private insurers and any other Person which presently or in the future maintains Third Party Payor Programs.

Title Company: First American Title Insurance Company.

Total Revenues: collectively, but without duplication all revenues generated by reason of the operation of the Facilities in the aggregate, except where the Agreement expressly provides that Total Revenues shall be determined for each Facility, directly or indirectly received by any Facility Entity or Managers, including, without limitation, all resident revenues received or receivable for the use of, or otherwise by reason of, all rooms, units and other facilities provided, deposits received from residents under Residency Agreements, meals served, services performed, space or facilities leased pursuant to the Leases or goods sold on or from the Facility, all amounts from Third Party Payors, and all revenues from all ancillary services provided at or relating to any Facility; provided, however, that Total Revenues shall not include:

     (a) federal, state or local sales, use, gross receipts and excise taxes and any tax based upon or measured by said Total Revenues which is added to or made a part of the amount billed to the resident or other recipient of such services or goods, whether included in the billing or stated separately, which is paid to the Governmental Authority;

     (b) proceeds from sale of capital assets, including the sale of the Facility and proceeds therefrom other than sale of Furnishings and Equipment in the ordinary course of business,;

     (c) proceeds of any insurance other than business interruption insurance;

     (d) proceeds of any financing or capital contributions to Owners;

     (e) interest or earnings on the Reserve Account;

     (f) any Award resulting from Condemnation;

     (g) any other income or proceeds from any source other than in the ordinary course of business of the Facility.

Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached hereto. The words "herein," "hereof", "hereunder", "hereinafter", and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof unless the context otherwise requires.

EXHIBIT B
TO PUT AND PURCHASE AGREEMENT
(AL II Holdings - 14 Operating Facilities and 5 Development Facilities)

Determination of Purchase Price

"Cash Account" means an account maintained with respect to each Facility with an initial balance of zero, which shall be increased from time to time by any net proceeds from refinancing such Facility after repayment of its allocable Senior Loan, and deduction of refinancing costs and reserves, and thereafter decreased from time to time by any Owner's Deficit Contribution pursuant to the Management Agreements which is not financed by the proceeds of a Senior Loan, but which shall not be less than zero.

The "Investment Account" for a Facility shall initially be the allocated Equity as shown on Exhibit C. The Investment Account shall be increased from time to time by (a) additional amounts contributed by AL II Holdings or its Affiliates with respect to such Facility to pay for Operating Deficits after the Cash Account balance, if any, for such Facility has been reduced to zero, (b) amounts contributed by AL II Holdings or its Affiliates to the Facility Entity to reduce the Senior Loan allocated to such Facility, (c) any proceeds of AL II Holdings, its Affiliates or other Facility Entities applied by the Senior Lender, if applicable, to reduce the Senior Loan allocated to such Facility, and (d) as January 1 of each year, the Investment Return as defined below accrued during the prior calendar year with respect to such Facility.

The "Investment Return" means an eighteen percent (18%) per annum rate of return which shall accrue on a daily basis on the balance of the Investment Account, as adjusted from time to time as set forth above.

The "Purchase Price" for a Put Facility shall equal the amount, determined as of the Put Purchase Date, that is required to repay in full the Senior Loan allocated to such Facility (including all prepayment penalties and other charges incurred on such repayment) plus any outstanding Operating Deficit Loan allocated to such Facility (as defined in the Management Agreements), plus the Investment Account of such Facility, plus the Investment Return accrued on the Investment Account for such Facility for the current year through the Put Purchase Date, plus an amount equal to two percent (2%) of the initial Investment Account for such Facility, less the Cash Account balance, if any, for such Facility. The Purchase Price for all Put Facilities shall equal the sum of the Purchase Prices for each Put Facility calculated as set forth above.

EXHIBIT C
TO PUT AND PURCHASE AGREEMENT
(AL II Holdings - 14 Operating Facilities and 5 Development Facilities)

FACILITY                 EQUITY
Colonial Park Club       $1,662,000
Park Club of Fort Myers  $  836,000
Park Club of Oakbridge   $1,422,000
Park Club of Brandon     $1,217,000
Highland Hills           $  737,000
Ridge Wind               $  963,000
Lakewood Inn             $1,518,000
The Pines of Tewksbury   $1,162,000
Meadowbrook              $  648,000
Anderson Place           $2,277,000
Elmbrook Estates         $1,169,000
Fairhaven Estates        $  797,000
Hearthstone              $1,300,000
Evergreen Lodge          $1,292,000
Loyalton of Flagstaff    $1,112,000
Loyalton of Phoenix      $1,555,000
Loyalton of Hagerstown   $1,741,000
Loyalton of Lakewood     $1,488,000
Loyalton of Staunton     $1,734,000


C-1